Exhibit 99(b)
                          PRESS RELEASE


FOR IMMEDIATE RELEASE
FRIDAY
OCTOBER 24, 1997


CONTACT PERSONS:         STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         TCBY ENTERPRISES, INC.
                         (501) 688-8229

                               JEFF KAUFMAN, EXECUTIVE  VICE
PRESIDENT
                         WALL STREET DELI, INC.
                         (205) 870-0020


  "TCBY" TREATS(Registered)/WALL STREET DELI LOCATION  OPENS
IN TRUSSVILLE


BIRMINGHAM,  AL  -   Friday  (October  24,   1997)  -  TCBY
ENTERPRISES, INC. (NYSE:TBY) and Wall Street Deli, Inc. today celebrated the grand opening of a new co-branded "TCBY" Treats(Registered)/Wall Street Deli location at 5969 Chalkville Road in Trussville. The location is owned and operated by TCBY franchisee, Charlie Wiles.

The new location offers the full menu of "TCBY" Treats(Registered) frozen yogurt, ice cream, pies and cakes, and the complete Wall Street Deli menu of bagels, gourmet coffees, soup, salads and sandwiches. Hours of operation are 7 a.m.- 9 p.m. Monday through Friday, 8 a.m.- 9 p.m. Saturday, and 11 a.m.- 9 p.m. Sunday.

"This is  our  second  co-branded  TCBY  Treats/Wall  Street
Deli," said Wiles. "The success of our locations in Hoover made it possible for us to move ahead in Trussville."

According to Jeff Kaufman, Executive Vice President and Chief Operating Officer of Wall Street Deli, Inc., the Hoover location served as a test location for the co-branded "TCBY" Treats(Registered)/Wall Street Deli format. "Based on the success of the Hoover Wall Street Deli/TCBY location, we were ready to expand this concept," said Kaufman. "TCBY has an excellent product and we anticipate a long, successful partnership with them."

Herren Hickingbotham, President and Chief Operating Officer of TCBY Enterprises, Inc. pointed out how the partnership with Wall Street Deli fits into the Company's overall co-branding program.

"TCBY has had positive experiences co-branding with other food concepts such as Wall Street Deli," said Hickingbotham. "Charlie Wiles has done an excellent job developing and marketing the TCBY/Wall Street Deli concept. We are proud of his success."

A ribbon-cutting ceremony and grand opening festivities began at 10:00 a.m. today. The ribbon was comprised of one hundred $1 bills, and was donated to United Cerebral Palsy
(UCP). Grand Opening festivities will continue throughout the weekend with 25 percent of profits on October 25 going to UCP. Door prizes will also be awarded.

Wall Street Deli, Inc., based in Birmingham, is one of the nation's largest food service operators specializing in office locations. Wall Street Deli, Inc. owns and operates 128 delicatessen-style restaurants which are located primarily in office buildings and complexes.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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